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                                                                       EXHIBIT 2
                            ASSET PURCHASE AGREEMENT


              THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of June 1, 1998, by and among RAINBOW ACQUISITION CORP., an Ohio corporation ("Buyer"), THE PRICE FAMILY TRUST UAD 11697, a California trust ("Trust"), PRICE-PRESBY COMPANIES, INC., a California corporation ("Price"), RAINBOW MOLDING, INC., a California corporation and a wholly-owned subsidiary of Price ("Molding"), RAINBOW LIFEGARD PRODUCTS, INC., a California corporation and a wholly-owned subsidiary of Price ("Lifegard"), and KENCAR, INC., a California corporation and a wholly-owned subsidiary of Lifegard ("Kencar"). Price, Molding, Lifegard and Kencar are collectively the "Corporate Sellers" and each of them is a "Corporate Seller." The Corporate Sellers and Trust are collectively the "Sellers" and each of them is a "Seller."

              WHEREAS, upon the terms and subject to the conditions of this Agreement, Buyer desires to purchase and assume from Sellers, and Sellers desire to sell and assign to Buyer, substantially all of the assets (other than capital stock and the assets which comprise Lifegard's Grantville, Georgia facilities) used or held for use in the conduct of the Corporate Sellers' respective businesses of manufacturing, assembling and distributing swimming pool and aquarium accessory products (collectively, the "Business"), and certain liabilities related to the Business; and

              WHEREAS, pursuant to an Equipment Purchase Agreement dated as of even date herewith ("Equipment Purchase Agreement"), Buyer has agreed to purchase from Lifegard, and Lifegard has agreed to sell to Buyer, substantially all of the machinery and equipment used or held for use in the conduct of the Business at Lifegard's Grantville, Georgia facilities.

              NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties agree as follows:

              1.  TRANSFERRED AND EXCLUDED ASSETS.

              1.1 TRANSFERRED ASSETS. On the Closing Date (as defined in Section
11.1 hereof), Sellers shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept from Sellers, all of Sellers' right, title, and interest in and to the Transferred Assets. Except as provided in Section 1.2 hereof, the "Transferred Assets" shall include all of the following assets and rights, wherever located and whether or not recorded on Sellers' books:

                      (a) FIXED ASSETS, MACHINERY AND EQUIPMENT. All fixed
              assets, machinery and equipment (including office furniture and equipment and computer equipment and computer software), fixtures, leasehold improvements, tools, vehicles, parts and supplies used or held for use in the conduct of the Business (except those relating to Lifegard's Grantville, Georgia facilities), including without limitation, the items identified on SCHEDULE 1.1(a) attached hereto;

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                      (b) INVENTORY. All inventory of merchandise and goods used or held for use in the conduct of the Business ("Inventory");

                      (c) CONTRACTS. All rights and interests of the Corporate
              Sellers in and to (i) the executory contracts, agreements and arrangements identified on SCHEDULE 1.1(c) attached hereto ("Scheduled Contracts") and (ii) any other contract, agreement or arrangement relating to noncompetition, nondisclosure or proprietary rights, whether or not listed on such schedule ("Other Contracts") (the Scheduled Contracts and the Other Contracts are collectively, the "Contracts"), to the extent such Contracts are assignable or transferable;

                      (d) PERMITS. To the extent assignable, all rights and
              interests of the Sellers under all permits, licenses and approvals necessary for the conduct of the Business, including without limitation, those items identified on SCHEDULE 4.13 attached hereto;

                      (e) DOCUMENTS AND RECORDS. Copies of all documents and
              records of the Sellers relating to the operation of the Business and originals of all documents and records relating to the Sellers' ownership, use, maintenance, or repair of any of the Transferred Assets including, without limitation, sales and cost records, inspection records, inventory records, employee and payroll records, customer records and files, lists of suppliers and related files, all financial, tax, sales tax exemption certificates and other books and records that are reasonably necessary for the operation of the Business by Buyer after the Closing Date;

                      (f) INTELLECTUAL PROPERTY. All patents, patent
              applications, invention records, processes, customer lists and records, trade secrets, technology, know-how, computer software, to the extent Sellers can assign or transfer such software, (including without limitation, all computer data relating to contracts (whether oral or written), agreements or commitments with customers or suppliers, and the software used to store and retrieve any such data) and other intellectual property of any kind or description used by any of the Corporate Sellers in the conduct of the Business, including without limitation, the names "Price Presby Companies, Inc.", "Rainbow Molding, Inc.", "Rainbow Lifegard, Inc." and "Kencar, Inc.", and all related trade names, trademarks, service marks and names and copyrights relating to the foregoing;

                      (g) RECEIVABLES. All of the Corporate Sellers' accounts
              and notes receivable, except those from any Seller, any subsidiary or affiliate of any Seller, or any current or former director, officer or shareholder of any of the foregoing ("Related Parties");


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                      (h) PREPAID EXPENSES AND DEPOSITS. All of the Corporate
              Sellers' prepaid expenses and deposits;

                      (i) CALIFORNIA REAL PROPERTY. All of the Sellers' right,
              title and interest in and to the land and buildings, and improvements thereon and appurtenances thereto, used in the conduct of the Business and located within the State of California, as more fully described on SCHEDULE 1.1(i) attached hereto (the "California Real Property"); and

                      (j) CASH, CASH EQUIVALENTS AND MARKETABLE SECURITIES. All
              of the Corporate Sellers' cash-on-hand, deposits in bank accounts and marketable securities, other than the capital stock described in Section 1.2(c) below; and

                      (k) OTHER INCLUDED ASSETS. All other assets of the
              Corporate Sellers, except those excluded by Section 1.2 below.

              1.2 EXCLUDED ASSETS. Notwithstanding the foregoing, the following assets of the Sellers (the "Excluded Assets") will be retained by the Sellers and will not be included in the Transferred Assets:

                      (a) OTHER REAL PROPERTY. Except for the California Real
              Property and the Leased Real Property (as hereinafter defined), all rights and interests of any Seller in and to any real property, including, without limitation, the real property used by the Corporate Sellers in connection with their Grantville, Georgia operations (the "Grantville Real Property");

                      (b) GRANTVILLE EQUIPMENT. All machinery and equipment used or held for use in connection with the operation of the facilities located on the Grantville Real Property, including without limitation, the machinery and equipment which is the subject of the Equipment Purchase Agreement;

                      (c) CAPITAL STOCK. All right, title and interest of any
              Seller in and to the capital stock of any Corporate Seller or any affiliate of any Corporate Seller;

                      (d) PREPAID AND DEFERRED FEDERAL AND STATE INCOME TAXES.
              All of the Corporate Sellers' prepaid and deferred federal and state income taxes;

                      (e) OTHER AGREEMENTS. All rights and interests of the
              Corporate Sellers in and to any executory contract, agreement or arrangement which is not included within the Contracts described in Section 1.1(c) above;

                      (f) RECEIVABLES FROM RELATED PARTIES. All accounts and
              notes receivable of the Sellers from Related Parties; and


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                      (g) OTHER EXCLUDED ASSETS. All of the items identified on
              SCHEDULE 1.2(g) attached hereto.

              2.  ASSUMED AND EXCLUDED LIABILITIES.

              2.1 ASSUMPTION OF LIABILITIES. Simultaneously with the transfer of the Transferred Assets on the Closing Date in accordance with this Agreement, Buyer shall assume (i) all liabilities and obligations of the Corporate Sellers under the Scheduled Contracts, to the extent such liabilities and obligations relate to the performance of the Scheduled Contracts after the Closing ("Contract Liabilities"); and (ii) all accounts and notes payable (except any notes payable to any Related Party), operating expenses and warranty reserves, to the extent such accounts and notes payable, operating expenses and warranty reserves are accrued on the Closing Date Balance Sheet, ("Operating Liabilities") (the Contract Liabilities and the Operating Liabilities are together, the "Assumed Liabilities"). As of October 31, 1997, Assumed Liabilities, as detailed on SCHEDULE 3.1(1), totaled $1,232,192. Such amount will be updated in accordance with the provisions of Section 3.1 hereof.

              2.2 EXCLUDED LIABILITIES. Except for the liabilities and obligations expressly assumed by Buyer in Section 2.1, Buyer shall not assume or be responsible for any liabilities or obligations of any Seller or any of their respective predecessors, regardless of nature, whether accrued, absolute, contingent, known or unknown ("Excluded Liabilities"). Without limiting the generality of the foregoing, Buyer specifically does not assume the following types of liabilities: (a) obligations or claims relating to the employment by any Corporate Seller of any of the current or former employees of such Corporate Seller; (b) liabilities relating to federal, state or local income or franchise taxes; (c) obligations or notes payable to any Related Party; (d) liabilities or obligations related to the cessation of operations at, and the closing of, Lifegard's Grantville, Georgia facilities; (e) any environmental obligations or liabilities and (f) any liabilities relating to any litigation pending against any Seller as of the Closing.

              3.  CALCULATION AND PAYMENT OF PURCHASE PRICE.

              3.1 PURCHASE PRICE; TERMS OF PAYMENT.

                      (a) The consideration ("Purchase Price") for the
              Transferred Assets and the Covenants-Not-To-Compete set forth in
              Section 12 hereof shall be an aggregate of the following:

                               (i) Eight Million Dollars ($8,000,000) for the
                      California Real Property; and

                               (ii) Seventeen Million Seven Hundred Fifty
                      Thousand Dollars ($17,750,000) for all of the other Transferred Assets, assuming the value at the Closing Date (less applicable reserves required under generally accepted accounting principles ("GAAP")) of the items described under Sections 1.1(a), (b), (g), (h), (j) and
                      (k) hereof (the "Operating Assets"), minus the value at the Closing Date of the Operating Liabilities described in
                      Section 2.1 (Operating Assets minus Operating Liabilities are hereinafter referred to as the "Net

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                      Operating Assets") is Ten Million Six Hundred Fifty
                      Thousand Four Hundred Seven Dollars ($10,650,407). Such amount was calculated based on the Corporate Sellers' October 31, 1997 consolidated balance sheet as detailed on SCHEDULE 3.1(1) attached hereto. For purposes of calculating the inventory amount in the Net Operating Assets, inventory shall be valued using the same valuation methodologies as were used in calculating the October 31, 1997 inventory value. In addition, the categories of inventory that were deemed obsolete by the Corporate Sellers and not counted or valued in the October 31, 1997 consolidated balance sheet will be treated consistently in the calculation of Net Operating Assets. For purposes of Closing, Net Operating Assets shall be deemed to be those reflected on the Corporate Sellers' most recently available consolidated balance sheet, which shall be dated as of a date not more than 15 days prior to the Closing and shall be attached to this Agreement as SCHEDULE 3.1(2) ("Estimated NOA"), with a corresponding dollar for dollar increase or decrease in the Purchase Price for the change in the amount of Net Operating Assets from the $10,650,407 of Net Operating Assets reflected on SCHEDULE 3.1(1). Any post-closing adjustment in the Purchase Price shall be calculated pursuant to Section 3.2 below.

                      (b) The Purchase Price shall be paid as follows:

                               (i) the assumption by Buyer on the Closing Date
                      of the Assumed Liabilities;

                               (ii) the payment by Buyer on the Closing Date, in
                      immediately available United States dollars by wire transfer to a bank account designated by the Trust, of Eight Million Dollars ($8,000,000);

                               (iii) the payment by Buyer on the Closing Date,
                      in immediately available United States dollars by wire transfer to a bank account designated by the Corporate Sellers, of Fifteen Million Seven Hundred Fifty Thousand Dollars ($15,750,000), adjusted for any change in the Estimated NOA;

                               (iv) the deposit by Buyer (as agent for the
                      Corporate Sellers) on the Closing Date into escrow with an escrow agent mutually acceptable to Buyer and the Seller Parties ("Escrow Agent") of Two Million Dollars ($2,000,000). The Escrow Deposit shall be held by the Escrow Agent pursuant to the terms of an escrow agreement to be entered into by and among the Escrow Agent, Buyer, and the Seller Parties in substantially the form attached hereto as EXHIBIT B ("Escrow Agreement").

              3.2 PURCHASE PRICE ADJUSTMENT. Not later than 120 days following the Closing, Buyer shall have its independent accountants, Deloitte & Touche L.L.P. prepare a consolidated

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balance sheet setting forth the Net Operating Assets of the Corporate Sellers as of the Closing Date ("Closing Date Balance Sheet"). The Sellers agree to cooperate to the extent requested by Buyer in the preparation of the Closing
Date Balance Sheet. The Closing Date Balance Sheet shall be prepared in accordance with GAAP as consistently applied by the Corporate Sellers in the preparation of their consolidated annual reviewed financial statements, except for inventories which shall be calculated using the methodologies described in
Section 3.1 hereof. In the event the parties, using their best efforts, are unable to agree upon the Closing Date Balance Sheet, Buyer and the Corporate Sellers shall submit a list of the disputed issues to a mutually acceptable independent accounting firm (the "Accounting Firm") for resolution in accordance with the principles set forth above. The decision of the Accounting Firm shall be final and binding only as to the disputed issues submitted to the Accounting Firm. The costs and expenses of the Accounting Firm shall be borne ratably by the party or parties identified by the Accounting Firm as having been at fault. The amounts shown on the Closing Date Balance Sheet shall be used for calculating the Purchase Price adjustments, if any. The Closing Date Balance Sheet shall set forth the Net Operating Assets of the Corporate Sellers and shall be prepared and presented in the same format as SCHEDULE 3.1(2). To the extent the Net Operating Assets on the Closing Date Balance Sheet exceed the Estimated NOA as detailed on SCHEDULE 3.1(2) (the "Excess"), Buyer shall promptly pay to the Corporate Sellers an amount equal to the full amount of such Excess. To the extent the Net Operating Assets on the Closing Date Balance Sheet are less than the Estimated NOA as detailed on SCHEDULE 3.1(2) (the "Deficiency"), the Corporate Sellers shall promptly pay to Buyer an amount equal to the full amount of such Deficiency. If the Deficiency exceeds Three Million Dollars ($3,000,000), Buyer shall have the option of rescinding the purchase transaction, which option must be exercised, if at all, within seven (7) days after the final determination of the Closing Date Balance Sheet in accordance with this Section 3.2.

              3.3. ALLOCATION. The parties shall cooperate after the Closing to reach agreement on a mutually acceptable purchase price allocation. Once such allocation has been agreed upon, no party shall take a position on any income tax return (including any report filed on Internal Revenue Service Form 8594), before any governmental agency charged with the collection of any income tax or in any judicial proceeding that is in any way inconsistent therewith.

              4. REPRESENTATIONS AND WARRANTIES OF THE SELLERS. The Sellers jointly and severally represent and warrant to Buyer that the following statements are true, accurate and complete as of the date hereof and the Closing
Date:

              4.1 ORGANIZATION; STANDING; POWER. Each of the Corporate Sellers is a corporation duly organized, validly existing, and in good standing under the laws of the State of California and has full corporate power to carry on the Business as now conducted. The Trust is a valid trust under the laws of the State of California, with full power to own its assets. The statements set forth in the Recitals to this Agreement with respect to the ownership of the capital stock of the Corporate Sellers are accurate and complete. Each Corporate Seller is duly qualified to do business as a foreign corporation in all jurisdictions where its failure to be so qualified would result in any liability to Buyer after the Closing or have a material adverse effect upon the Business or the Transferred Assets. California and Georgia are the only jurisdictions in which any Corporate Seller has maintained an office or facility and/or had employees. No Corporate Seller is restricted by any written agreement or understanding with third parties or by any writs, judgments or orders of any

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judicial or administrative body from carrying on the Business anywhere in the world. No Corporate Seller owns or has a right or obligation to acquire any equity interest (or option therefor) of any corporation, partnership, limited liability company, business trust or other business entity. No Corporate Seller participates, or has any equity interest, in any joint venture or collective production, sales or marketing arrangement or agreement.

              4.2 AUTHORIZATION. The execution, delivery, and performance of this Agreement has been duly authorized and approved by the board of directors and stockholders of each Corporate Seller. Each Corporate Seller has full corporate power and authority, and each Seller has full legal right, to execute and deliver this Agreement and the other instruments and agreements for which provision is made herein and to perform its obligations under this Agreement and such other instruments and agreements. Jerry Lazarus is the sole trustee of the Trust, with full power and authority to execute and deliver, on behalf of the Trust, this Agreement and each other document which the Trust is required to execute and deliver hereunder. This Agreement constitutes the valid and binding obligation of each Seller, and, upon execution and delivery by a Seller, the other instruments for which provision is made herein will constitute valid and binding obligations of such Seller, in each case, enforceable against such Seller in accordance with the terms thereof except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer or similar laws affecting the rights of creditors generally or by the application of equitable principles.

              4.3 CONSENTS AND APPROVALS; NO VIOLATIONS. Neither the execution and delivery by any Seller of this Agreement or any instrument for which provision is made herein, nor the performance by any Seller of all of its obligations under this Agreement or any instrument for which provision is made herein, will (a) result in a violation of applicable statute, ordinance, rule, or regulation, order, judgment, writ or decree of any court or governmental or regulatory body applicable to it, or by which any of the Transferred Assets may be bound; (b) conflict with any Corporate Seller's articles of incorporation or by-laws (or similar charter documents); or (c) result in the breach of, or constitute a default under, any agreement or instrument to which any Seller is a party, or by which any Seller or any of the Transferred Assets is bound. Except with respect to the matters described in Section 10.5 hereof regarding the Hart-Scott-Rodino Antitrust Improvements Act of 1976, no action, approval, consent or authorization by any governmental agency, commission, board, bureau or instrumentality is required of any Seller in order to consummate the transactions contemplated by this Agreement.

              4.4 FINANCIAL STATEMENTS. The consolidated balance sheets of the Corporate Sellers as of January 31, 1998, 1997 and 1996, and the related statements of income and retained earnings for each of the years then ended (in each case, along with related footnotes and independent accountant's review report for the periods then ended) have been provided by the Corporate Sellers to Buyer and are attached hereto as SCHEDULE 4.4. All of the financial statements required to be attached hereto as SCHEDULE 4.4 have been prepared in accordance with the Corporate Sellers' historical accounting practices and in accordance with GAAP (other than with respect to (i) inventory values which are based on the cost of materials without regard to overhead and labor and include intercompany profit on sales from Molding and (ii) the valuation of obsolete and slow moving inventory) applied on a consistent basis and present fairly the financial position of the Corporate Sellers as at the respective dates of such statements, and the results of the operations for the periods shown on such statements, and fairly set forth the information purported to be shown


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therein. The consolidated balance sheet required to be attached hereto as
Schedule 3.1(2) will be prepared in accordance with the Corporate Sellers' historical accounting practices and in accordance with GAAP applied on a consistent basis and present fairly the financial position of the Corporate Sellers as at the date of such balance sheet and fairly set forth in the information purported to be shown therein.

              4.5 CONDUCT OF BUSINESS; NO DIVIDENDS OR DISTRIBUTIONS. Since October 31, 1997, the Corporate Sellers have operated the Business in the usual and ordinary manner, have not sold or otherwise disposed of any of the assets reflected in the October 31, 1997 statement of assets (other than the sale of inventory or collection of receivables in the ordinary course of the Business) and have not declared or paid any dividends (except as disclosed in the October 31, 1997 balance sheet) or made any other distributions on their respective capital stock or repurchased or agreed to repurchase any of such capital stock.

              4.6 UNDISCLOSED LIABILITIES. The Corporate Sellers do not have any liabilities, fixed or contingent, other than (i) liabilities fully shown or reserved against in their October 31, 1997 balance sheet , and (ii) current liabilities, not unusual in nature or amount, incurred in the ordinary course of business by the Sellers since October 31, 1997.

              4.7 NO ADVERSE CHANGE. Since October 31, 1997, there has not occurred:

                      (a) Any material adverse change in the assets,
              liabilities, or financial position and results, or operating performance of the Business;

                      (b) Any damage or destruction, whether or not covered by
              insurance, affecting the assets, properties, or operations of any Seller or the Business or the California Real property or the property covered by any real property lease described in SCHEDULE
              4.22 ("Leased Real Property") including without limitation, any consummated, pending or planned taking by eminent domain (or voluntary conveyance in lieu thereof) of all or part of the California Real Property or the Leased Real Property;

                      (c) Any labor dispute or employee action, affecting the
              financial position or operations of any Corporate Seller or the Business;

                      (d) Any material adverse change in the sales, backlog of
              customer orders, customer relations, employee relations, sourcing of Inventory, or supplier or distributor relations with respect to any Corporate Seller or the Business, including without limitation, the loss of any key employee (other than Ken Price), customer or supplier; or

                      (e) Any other transaction, event, or condition of any
              character relating to, and materially and adversely affecting, the results of operations of any Corporate Seller or the Business or the financial position or the prospects of any Corporate Seller or the Business.




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              4.8 TAX MATTERS. Except as specifically set forth on SCHEDULE 4.8 attached hereto:

              All returns and reports for Taxes, as defined below, (i) for all taxable years or periods that end on or before the Closing Date and (ii) with respect to any taxable year or period beginning before and ending after the Closing Date, for the portion of such taxable year or period ending on and including the Closing Date ("Pre-Closing Periods") that would be required to be filed by any Corporate Seller on or before the Closing Date as a result of the existence, ownership, or operation of the Transferred Assets or the Business (collectively, the "Returns" and individually a "Return") have been filed when due in a timely fashion and, to the extent that such Returns relate to the Transferred Assets or the Business are, or will be, accurate in all material respects; provided, however, that for purposes of this Agreement, any U.S. federal income tax returns filed by any Corporate Seller that include the income or losses of the Business shall be included within the definition of "Returns" solely to the extent that such Returns relate to the Transferred Assets or the Business. All Taxes owed by any Corporate Seller for all Pre-Closing Periods with respect to the Transferred Assets and or the Business have been, or will be prior to the Closing Date, fully paid or accrued in a timely fashion to the extent due and payable. No Corporate Seller has any liability, contingent or otherwise, for such Pre-Closing Period Taxes not due and payable. No claim has ever been made by any taxing authority in a jurisdiction where any Corporate Seller does not file Returns that such Corporate Seller is subject to taxation in such jurisdiction as a result of the existence, ownership, or operation of the Transferred Assets or the Business. There are no agreements for the extension or waiver of the time for assessment of any Taxes relating to the Transferred Assets or the Business for any Pre-Closing Period and no Corporate Seller has been requested to enter into any such agreement or waiver. All Taxes relating to the Transferred Assets and the Business for any Pre-Closing Period that any Corporate Seller is required by law to withhold or collect (including without limitation (i) sales and use taxes and (ii) employment and income taxes relating to payments to employees or others) have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable. No Corporate Seller is now, nor has any Corporate Seller ever been, a party to any Tax allocation, sharing, indemnification, or similar agreement. Each Corporate Seller has properly completed and filed all sales tax exemption certificates for sales where tax was not charged. For purposes of this Agreement, the term "Taxes" shall mean all taxes, however denominated, including any interest, penalties, or other additions to tax that may become payable in respect thereof, imposed by any federal, state, local, or foreign government or any agency or political subdivision of any such government.

              4.9 TRANSFERRED ASSETS. As of the date hereof, except as disclosed on SCHEDULE 4.9 or the Title Commitment (as defined in Section 7.8(a) below), the Sellers have good and marketable title to the Transferred Assets free and clear of all mortgages, security interests, title defects, pledges, liens, charges, options and encumbrances of any kind or description. At the Closing, except as disclosed on SCHEDULE 4.9 and except for the Permitted Exceptions (as defined in Section 7.8(e) below), the Sellers will deliver to Buyer good and marketable title to the Transferred Assets free and clear of all mortgages, security interests, title defects, pledges, liens, charges, options and encumbrances of any kind or description. The Corporate Sellers will do all things necessary to comply with all bulk sales or transfer laws applicable to the transactions contemplated by this Agreement and have made adequate provision for the payment in full of all amounts owing to their respective creditors (other than in respect of the Assumed Liabilities) when the same shall become due and payable. The Transferred Assets constitute all of the assets (other than the Excluded


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Assets) used or held for use by the Sellers in the conduct of the Business and are in sufficiently good condition and repair to permit the operation of the Business after the Closing Date in the same manner as it was operated prior to the Closing Date. Except as disclosed on SCHEDULE 4.9, all of the Corporate Sellers' rights and interests in and to the Contracts and the computer software used in the Business will be assigned or transferred to Buyer on the Closing Date as part of the Transferred Assets.

              4.10 PATENTS, TRADE NAMES, ETC. All patents, patent applications, invention disclosures, technology, intellectual property, trade names, service marks or trademarks used by the Corporate Sellers are set forth on SCHEDULE 4.10 attached hereto. To the best knowledge of the Sellers, neither the operation of the Business nor the products or services sold by any Corporate Seller infringe upon the proprietary rights of others. No Seller has received any notice alleging that it has infringed on any other party's intellectual property rights. No Seller has any liability for, nor has any Seller given any indemnification for, infringement of any other party's intellectual property rights.

              4.11 CONTRACTS AND COMMITMENTS. SCHEDULE 4.11 identifies all material contracts, agreements, and commitments to which any Corporate Seller is a party or by which any Corporate Seller is bound. Except for contracts, agreements, and commitments identified on SCHEDULE 4.11, no Corporate Seller is a party to or bound by any oral or written:

                      (a) Contract, agreement, or commitment for employment or
              personal services or any severance agreement that is not terminable, without liability or expense, by such Corporate Seller on 30 days' or less notice;

                      (b) Dealer, distributor, sales agency, or brokerage
              agreement;

                      (c) Contract, agreement, or commitment relating to the
              lease or sale to or by others of the California Real Property or the Leased Real Property;

                      (d) Contract, agreement, or commitment for capital
              expenditures in excess of $10,000 for any one project or $25,000 in the aggregate;

                      (e) Contract, agreement, or commitment for the purchase or sale of materials or supplies or the performance of services that involves more than $50,000 or will not be fulfilled within 30 days from the date of this Agreement;

                      (f) Contract not made in the ordinary course of business;

                      (g) Rebate arrangement or other similar agreement given to any customer or received from any supplier;

                      (h) Consignment, ledger balance inventory, or similar
              contract with either a supplier or a customer;

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                      (i) Any contract, agreement or commitment containing
              provisions relating to noncompetition, nondisclosure or the protection of proprietary rights; or

                      (j) Any other material contract.

Except as disclosed on SCHEDULE 4.11, each Corporate Seller has in all material respects performed and is performing all obligations required to be performed by it, and no Corporate Seller nor to the best of the Sellers' knowledge any other party thereto, is in default under any contract, agreement, or commitment to which any Corporate Seller is a party. No Corporate Seller has received any notice of default under any such contract, agreement, or commitment, nor has any event occurred which with notice or lapse of time or both would constitute a default by such Corporate Seller thereunder. None of such contracts, agreements, or commitments is subject to any impending cancellation or breach. No Corporate Seller is bound by any commitments for the performance of services or delivery of products in excess of its ability to provide such services or deliver such products during the time available to satisfy such commitments; all outstanding commitments for the performance of services or delivery of products were made on a basis calculated to produce a profit under the circumstances prevailing when such commitments were made. The net accounts receivable of the Corporate Sellers at Closing will be fully collectible. To the extent such net accounts receivable are not fully collectible, Sellers will indemnify Buyer.

              4.12 INVENTORY. All of the Inventory was acquired, and has been maintained, by the Sellers in the ordinary course of the Business. Except as otherwise described on SCHEDULE 4.12, none of the Inventory in the possession of any Corporate Seller is held on consignment, and none of the Inventory is consigned to third parties. No Corporate Seller is under any liability or obligation with respect to the return of Inventory in the possession of any third parties.

              4.13 PERMITS AND LICENSES; COMPLIANCE WITH LAWS. SCHEDULE 4.13 attached hereto identifies all of the permits, licenses, or other governmental authorizations required for the operation of the Business as presently conducted or for the ownership of the Transferred Assets. Neither the ownership of the Transferred Assets by the Sellers nor the operation of the Business as presently conducted violates in a material way any applicable order, law, ordinance, code, or regulation. To the best knowledge of the Sellers, no investigation is pending or threatened regarding the existence of any such violation.

              4.14 NO PENDING OR THREATENED LITIGATION AND CLAIMS. Except as disclosed on SCHEDULE 4.14 attached hereto: (a) no suit or proceeding is pending against or by any Seller or against any of the Transferred Assets; (b) no claim has been asserted or threatened against or by any Seller or against any of the Transferred Assets; (c) to the best knowledge of the Sellers, there is no basis for any claim to be asserted against any of the Sellers or affecting any of the Transferred Assets; (d) no claim, action, cause of action, suit, proceeding, inquiry, investigation or order by or before any governmental authority, administrative body or arbitration panel has been instituted or prosecuted against any Seller in the past ten years.

              4.15 ENVIRONMENTAL AND SAFETY MATTERS. The Sellers and the Business are in compliance with all laws, whether federal, state or local, generally relating to the protection of health, safety or the environment ("Environmental and Safety Laws"), and there are no conditions on the California Real Property or the Leased Real Property that could give rise to any cleanup obligations under any Environmental and Safety Laws. No Seller has received notice of any violation or potential violation of Environmental and Safety Laws. To the best knowledge of the Sellers, there is no liability or obligation under Environmental and Safety Laws which relates to the ownership or operation of the Transferred Assets or the Business. The Sellers have supplied Buyer with copies of any assessments, reviews or studies in its possession or control describing any environmental conditions on or about the California Real Property or the Leased Real Property. Without in any way limiting the generality of the foregoing, (i) all underground storage tanks, and the capacity and contents of such tanks, located on the California Real Property or the Leased Real Property are identified in SCHEDULE 4.15, (ii) there is no asbestos contained in or forming in any part of any building, building component, structure or office space on the California Real Property or the Leased Real Property, and (iii) no polychlorinated biphenyls ("PCBs") or PCB-containing items are used or stored at the California Real Property or the Leased Real Property.

              4.16 CUSTOMERS, SUPPLIERS AND SALES REPRESENTATIVES. SCHEDULE 4.16 attached hereto contains a listing of all customers, suppliers and sales representatives of the Business as of May 19, 1998. Except as described in
SCHEDULE 4.16, the Sellers are not aware of any existing or anticipated changes in the policies or conditions, financial or otherwise, of such customers, suppliers or sales representatives which will materially and adversely affect the Business either as now conducted or subsequent to the Closing Date. None of the customers or suppliers of the Business has canceled or otherwise terminated, or made any written or oral threat to any Corporate Seller to cancel or otherwise terminate for any reason, including the consummation of the transactions contemplated hereby, its relationship with the Business. To the best of the Sellers' knowledge, no customer or supplier listed in SCHEDULE 4.16 intends to cancel or otherwise terminate its relationship with the Business or to decrease its provision of services or supplies to the Business or its usage of the services or products of the Business.

              4.17 INSURANCE. SCHEDULE 4.17 contains a list of all liability insurance policies maintained by the Corporate Sellers in the last ten years (including without limitation, comprehensive general liability, contractually assumed liability, chlorinator liability and general bodily injury liability) and indicates in each case, the insurer, the types and amounts of coverage, the applicable deductible, the expiration date, and any additional loss payees or additional insureds. The Corporate Sellers have previously delivered true and correct copies of all such insurance policies to Buyer. SCHEDULE 4.17 also lists all claims filed with respect to such insurance policies during the past two years, including any open or unresolved claims.

              4.18 EMPLOYEE BENEFITS. SCHEDULE 4.18 lists and identifies: (i) each employee pension benefit plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Pension Plan");
(ii) each employee welfare benefit plan, as defined in Section 3(1) of ERISA (a "Welfare Plan"); and (iii) each compensation and employment arrangement, including, but not limited to, any fringe benefit, incentive compensation, bonus, severance, deferred compensation, and supplemental executive compensation plan, and employment agreement (a "Benefit Arrangement"), that is maintained by any Corporate Seller. Each Welfare

Plan that provides medical benefits has been administered in compliance in all respects with the requirements of Section 601 through 608 of ERISA. No Corporate Seller and no ERISA Affiliate (as defined below) of any Corporate Seller has, or will have, any liability to or in connection with any multi-employer plan, as defined in Section 3(37) of ERISA and no Pension Plan, Welfare Plan, or Benefit Arrangement will result in any liability to Buyer or will have an adverse impact upon the Transferred Assets or subject the Transferred Assets to any lien under ERISA, the Internal Revenue Code ("Code"), or the laws of any state or country. As used herein, the term "ERISA Affiliate" shall mean any subsidiary of any Corporate Seller and any trade or business (whether or not incorporated) that is part of the same controlled group, or under common control with, or part of an affiliated service group that includes any Corporate Seller within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

              4.19    LABOR MATTERS.

                      (a) Each Corporate Seller is in full compliance with all
              laws, whether federal, state or local, respecting employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment, and is not engaged in any unfair labor practice.

                      (b) No Corporate Seller is a party to, or subject to any
              obligation, liability or commitment with respect to any written or oral employment, compensation, consulting, severance pay or similar agreement, express or implied, other than the agreements listed on SCHEDULE 4.11 or SCHEDULE 4.18. SCHEDULE 4.19 attached hereto sets forth a payroll list as of the date hereof, showing as of such date, each employee of each Corporate Seller and his or her social security number, annual salary and date of hire. Except as set forth on SCHEDULE 4.19, no Corporate Seller has any workers' compensation claims or liabilities and each Seller has paid all workers' compensation and unemployment compensation premiums due to date. To the best knowledge of the Sellers, all employees of the Business intend to offer their services to Buyer as employees following the Closing.

              4.20 PRODUCTS; PRODUCT LIABILITY. Except as set forth on SCHEDULE 4.20, no Corporate Seller has sold, manufactured or possessed any products which
(a) contain asbestos, (b) are for on-board aircraft applications, (c) are for nuclear applications, or (d) have been relabeled or repackaged with a label or package specifying a different country of origin than originally specified. Except as set forth on SCHEDULE 4.20, during the past fifteen years, no Corporate Seller has experienced material product warranty issues or received notice or information of any claim or allegation of death or personal injury, property or economic damage, any claim for punitive or exemplary damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection with any product manufactured, assembled, sold or distributed by it, or any service provided by it, except for routine warranty claims.

              4.21 PROSPECTS. There are no facts or circumstances known to any Seller that would have an adverse effect on the conduct of the Business as heretofore conducted, or would adversely affect the future prospects for profitable operation of the Business.

              4.22 REAL PROPERTY. No Seller owns any real property or any easement rights used in the operation of the Business, other than the California Real Property and the Grantville Real Property. Except as disclosed on SCHEDULE 4.22, no Seller leases any real property in connection with the Business. The Trust has a good and marketable title in fee simple to the California Real Property, free and clear of all mortgages, security interests, title defects, pledges, liens, charges, tenancies, restrictions and encumbrances, other than taxes and assessments, both general and special, which are a lien but are not yet due and payable and do not, individually or in the aggregate, materially detract from the value of the California Real Property or materially impair the use and operation thereof in carrying on the Business. All of the buildings, structures, other improvements and fixtures on the California Real Property and the Leased Real Property conform in all material respects to the applicable national, state and local health, fire, safety, zoning and building laws and ordinances and administrative regulations. To the best knowledge of the Sellers, there are no pending or threatened proceedings in eminent domain involving the California Real Property or the Leased Real Property or any portion of either of them, or for a sale in lieu thereof, or any plans for a possible widening of the streets abutting the California Real Property or Leased Real Property or the imposition of any special taxes or assessments against the California Real Property or Leased Real Property or any portion thereof.

              4.23 FINDERS. No finder or broker has acted or is acting on behalf of any Seller in connection with the transactions contemplated by this Agreement.

              4.24 MATERIAL INFORMATION. To the knowledge of the Sellers, no representation or warranty given by the Sellers in this Agreement or in any list or description referred to herein contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading, and there is no fact known to any Seller that materially and adversely affects the Business or the Transferred Assets which has not been set forth in this Agreement or a list or description referred to herein.

              5. HSR MATTERS. Buyer and the Sellers agree to cooperate in providing any and all information to the Department of Justice and Federal Trade Commission with respect to the consummation of the transactions contemplated hereby under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

              6. REPRESENTATIONS AND WARRANTIES OF BUYER . Buyer represents and warrants to each Seller that the following statements are true, accurate and complete as of the date hereof and the Closing Date:

              6.1 ORGANIZATION, EXISTENCE, AND STANDING OF BUYER. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio.

              6.2 POWER OF BUYER. Buyer has full corporate power, authority, and legal right to execute and deliver this Agreement and the other instruments and agreements for which provision is made herein and to perform its obligations under this Agreement and such other instruments and agreements. Upon execution and delivery by Buyer, this Agreement will constitute a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer or similar laws affecting the rights of creditors generally or by the application of equitable principles.

              6.3 NO LEGAL VIOLATIONS. Neither the execution and delivery by Buyer of this Agreement or any instrument for which provision is made herein nor the performance by Buyer of its obligations under this Agreement or any instrument for which provision is made herein will (a) result in a violation of applicable statute, ordinance, rule, or regulation, order, judgment, writ or decree of any court or governmental or regulatory body applicable to Buyer; (b) conflict with Buyer's articles of incorporation or bylaws (or similar charter documents); or (c) result in the breach of, or constitute a default under, any agreement or instrument to which Buyer is a party, or by which it is bound. Except with respect to the matters described in Section 9.12 hereof regarding the Hart-Scott-Rodino Antitrust Improvements Act of 1976, no action, approval, consent or authorization by any governmental agency, commission, board, bureau or instrumentality is required of Buyer in order to consummate the transactions contemplated by this Agreement.

              6.4 FINDERS. No finder or broker is acting or has acted on behalf of Buyer in connection with the transactions contemplated by this Agreement.

              7. COVENANTS BY THE SELLERS.

              7.1 CONDUCT PRIOR TO THE CLOSING. From the date hereof until the Closing Date:

                      (a) Each Corporate Seller shall: (i) maintain the
              Transferred Assets in as good repair, working order and condition as at present, ordinary wear and tear excepted; (ii) maintain Inventory at levels consistent with the requirements of the Business; (iii) use its best efforts to keep available to Buyer, the services of its employees and agents and preserve for Buyer its relationships with suppliers, customers and others having business relationships with it; (iv) inform Buyer, on a regular basis, about all matters materially affecting the Business; (v) maintain its books of account and records in the usual and ordinary manner and in accordance with such Corporate Seller's accounting practices consistently applied; (vi) comply with all laws; (vii) maintain its present insurance in full force and effect, with policy limits and scope of coverage not less than is now provided by its present insurance; (viii) pay all accounts payable and other obligations (including taxes) on a basis consistent with the practices of the Business as of the date hereof; (ix) take all necessary actions to vest fully any employee of such Corporate Seller who becomes an employee of Buyer in his or her benefits under any Pension Plan maintained by such Corporate Seller as of the Closing; and (x) otherwise continue to operate in the ordinary course of its business.

                      (b) No Corporate Seller shall, without the prior written
              consent of Buyer: (i) change its corporate structure, (ii) amend its charter or bylaws, (iii) amend, supplement or terminate any contract, (iv) incur any liability in excess of $25,000, (v) transfer or otherwise dispose of any of the Transferred Assets, other than (A) the sale of Inventory in the ordinary course of business and (B) the sale of other property that is not material to the Business and does not have an aggregate value in excess of $25,000, (vi) grant to its employees any increases in compensation or benefits, other than in the ordinary course of business, or
              (vii) transfer its employees to any affiliated operation.

                      (c) No Seller shall directly or indirectly engage in any
              negotiations, discussions, or communications with, solicit or entertain offers from, or provide any information to, any persons or entities other than Buyer relating to the sale of all or any portion of any Corporate Seller or all or any portion of the Transferred Assets (other than as permitted by Section 7.1(b)(v) hereof. In addition to specific performance, in the event of any violation of this Section 7.1(c), Buyer shall be entitled to recover from the Sellers (and the Sellers shall be jointly and severally liable for): (i) all actual and consequential damages suffered by Buyer as a result of such violation and (ii) a bust-up fee ("Bust-Up Fee") equal to the greater of $3,000,000 or the full amount of all excess consideration agreed to be paid to the Sellers for all or any portion of the Transferred Assets sold in violation of Section 7.1(c).

                      (d) Each Seller shall (i) on a confidential basis
              consistent with the prior agreement of the parties, provide Buyer's employees, agents, and authorized representatives with access to the locations operated by such Seller and to such information and materials regarding such Seller and/or the Business as Buyer may request in connection with its due diligence investigation or to verify the satisfaction of all of the conditions set forth in Article 9 hereof, (ii) cooperate and assist Buyer with its due diligence review to the extent reasonably requested by Buyer and (iii) after the completion of the first phase of Buyer's due diligence review (covering all matters other than customer and other proprietary information), arrange and accompany Buyer on confidential visits with such vendors and customers of the Corporate Sellers as Buyer may request, and provide Buyer with access to such of the employees of the Corporate Sellers as Buyer may request.

                      (e) Each Seller shall use its best efforts to cause the
              conditions set forth in Section 9 to be satisfied on or prior to the Closing Date.

              7.2 TRANSFER OF WARRANTIES. In the event that any of the Transferred Assets is under any warranty from the manufacturer or the original seller thereof and such warranty is transferable, the Corporate Sellers will execute such instruments as may be required to transfer the warranty to Buyer. In the event payment is required to transfer such warranties, such amount will be paid by Buyer.

              7.3 TAXES. The Sellers will pay all sales, use, business, franchise taxes and transfer taxes, if any, applicable to the transactions provided for by this Agreement, and fully comply with applicable regulations and statutes related thereto that require the filing of any reports, notices or other information. The Sellers agree to cooperate with Buyer in preparing and filing any reports, notices or other information which may allow Buyer to insulate itself from any sales, business, franchise or other tax liabilities to be incurred by Buyer after Closing.

              7.4 CHANGE OF NAME. Immediately after the final determination of the Closing Date Balance Sheet, each Corporate Seller shall take and cause to be taken all necessary action in order to change its current corporate name. Each Corporate Seller shall be permitted to use its current corporate name solely for corporate purposes following the Closing Date until the final determination of the Closing Date Balance Sheet or until such Corporate Seller has changed its corporate name, whichever is earlier. Except as otherwise permitted by this
Section 7.4, from and after the Closing Date, no Seller shall use or employ in any manner, directly or indirectly, any name listed in Section 1.1(f) hereof or any derivation or variation of any such name, unless this Agreement is rescinded pursuant to Section 3.2 hereof.

              7.5 COOPERATION AND FURTHER ASSURANCES. After the Closing Date, the Sellers will give, or cause to be given, to Buyer and its representatives, such reasonable access to the personnel, properties, titles, contracts, books, records, files, documents and affairs of the Sellers and copies thereof (at the expense of Buyer) as is reasonably necessary to allow Buyer to obtain information in connection with the preparation, and any audit, of Buyer's tax returns and any tax related claims, demands, other audits, suits, actions or proceedings by or against Buyer as the owner and/or operator of the Business. Each Corporate Seller agrees to cooperate with Buyer after the Closing Date in connection with the maintenance of favorable relations with all of such Corporate Seller's customers and suppliers and the assertion of warranty claims, if any, against the suppliers with respect to any items in the Inventory, and to otherwise provide Buyer with such reasonable cooperation as is necessary to allow Buyer to obtain the full benefit of the transactions contemplated by this Agreement. In addition, the Sellers will, from time to time after the Closing, upon the reasonable request of Buyer, execute, acknowledge, and deliver all such further acts, deeds, assignments, transfers, conveyances, and assurances as may be reasonably required to transfer to and to vest in Buyer all right, title, and interest of the Sellers in and to the Transferred Assets and to protect the right, title, and interest of Buyer in and to all of the Transferred Assets.

              7.6 REMOVAL OF EXCLUDED ASSETS. Within thirty (30) days after the Closing Date, the Seller Parties will, at their sole cost and expense, remove all Excluded Assets from the California Real Property and the Leased Real Property.

              7.7 EMPLOYEES. Effective as of the end of the work day on the date immediately preceding the Closing Date, each Corporate Seller shall terminate all of its employees (other than employees who are employed at the Corporate Seller's Grantville, Georgia facilities and will be utilized by Lifegard in the performance of its obligations under the Manufacturing Agreement referred to in
Section 11.2 hereof) and shall pay to each such employee all amounts owing through such date, including any severance or termination pay obligations arising from the transactions contemplated hereby. No Seller shall take any action which will cause Buyer to be or become a successor corporation for purposes of Title IV of ERISA with respect to any Pension Plan, Welfare Plan or Benefit Arrangement maintained by any Corporate Seller for its employees. The Corporate Sellers shall at all times remain solely liable for all amounts owing to their current and former employees in respect of periods of employment prior to the Closing Date.

              7.8 TITLE COMMITMENT AND SURVEY.

                      (a) As promptly as practicable but in all events within
              thirty (30) days after the date of this Agreement, the Trust shall cause a licensed title insurance company approved by Buyer ("Title Company") to furnish to Buyer: (i) a current title commitment covering the California Real Property, binding the Title Company to issue its 1990 Form ALTA Owner's Policy of Title Insurance (without a creditors' rights exception) in favor of Buyer in the aggregate amount of Eight Million Dollars ($8,000,000), in form approved for use in the State of California, showing title to be held currently by the Trust, in a good, marketable and insurable condition, together with legible copies of all documents identified in such title insurance commitment as exceptions to title certified as true and complete by the Title Company (collectively, the Title Commitment"); and (ii) reports of searches of the Uniform Commercial Code records of both Los Angeles County and the State of California (collectively, the "UCC Reports") with respect to the state of title to the California Real Property.
              The Trust shall bear the full cost of the UCC Reports and the portion of the cost of the Title Commitment which would be owing for a CLTA Standard Coverage Policy. Buyer shall bear the additional premium associated with extended coverage.

                      (b) As promptly as practicable but in all events within
              thirty (30) days after the date of this Agreement, the Trust shall provide Buyer with a current survey of the California Real Property (certified to Buyer and the Title Company), prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys ("Survey"). The Survey shall show all known easements and rights granted by license thereon which can be depicted on the Survey (and reflected on the Title Policy), all improvements, access to and from a dedicated and accepted public right-of-way, and all building or setback lines established by ordinance or of record. In addition, the Survey shall show any applicable special flood hazard areas as shown on the Flood Hazard Boundary Map or in any Flood Insurance Rate Map Zones. The cost of such Survey shall be shared equally by Buyer and the Trust.

                      (c) Within ten (10) days after Buyer's receipt of the
              Title Commitment, the UCC Reports and the Survey, Buyer shall notify the Trust of any matters shown on the Survey or identified in the Title Commitment or the UCC Reports that Buyer is unwilling to accept (collectively, "Buyer's Objections"). If any of Buyer's Objections consist of delinquent taxes, mortgages, deeds of trust, security agreements, construction or mechanics' liens, tax liens or other liens capable of being discharged by the payment of money, then, to that extent, notwithstanding anything herein to the contrary, the Trust shall be obligated to pay and discharge (or bond against in a manner sufficient to cause the Title Company to insure over such Buyer's Objections) any such Buyer's Objections. The Trust shall not be obligated to cure any non-monetary Buyer's Objections unless the Trust agrees to cure such non-monetary Buyer's Objections as hereinafter provided.

                      (d) Within five (5) days after the Trust's receipt of
              notice of Buyer's Objections, the Trust shall notify Buyer whether the Trust agrees to cure the non-monetary Buyer's Objections. If the Trust notifies Buyer in writing within such ten (10) day period that the Trust agrees to cure such non-monetary Buyer's Objections, the Trust shall correct such non-monetary Buyer's Objections on or before the Closing Date to the reasonable satisfaction of Buyer. If the Trust does not notify Buyer within such ten (10) day period of the Trust's agreement to cure such non-monetary Buyer's Objections, the Trust shall be deemed to have elected not to cure such non-monetary Buyer's Objections, and Buyer shall elect either (i) to waive such non-monetary Buyer's Objections without any abatement in the Purchase Price or (ii) to terminate this Agreement, in which case the parties shall be released from all obligations hereunder except those which expressly survive a termination of this Agreement.

                      (e) Sellers shall not, after the date of this Agreement,
              permit or suffer to exist any liens, encumbrances, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes or take any other action which may affect or modify the status of title without Buyer's prior written consent. All title matters revealed by the Title Commitment, the UCC Reports and the Survey (other than those rendering title defeasible and delinquent taxes, mortgages, deeds of trust, security agreements and other liens and other charges that are to be paid at Closing as provided above) which (i) are not included within the Buyer's Objections or
              (ii) are waived by Buyer as provided in Section 7.8(d)(i) above shall be deemed "Permitted Exceptions." Notwithstanding the foregoing, the Permitted Exceptions shall not include any matters which may arise subsequent to the effective date of any of the Title Commitment, UCC Reports and Survey.

              7.9 GRANT DEED. Not less than two (2) days prior to the Closing, the Trust shall deliver to the Title Company one or more duly executed Grant Deeds to the California Real Property, in form and substance reasonably acceptable to Buyer and subject only to the Permitted Exceptions ("Grant Deeds"). The Title Company shall act as filing agent for purposes of recording the Grant Deeds on the Closing Date pursuant to Section 11.2(c) hereof and the cost of recording the Grant Deeds shall be shared equally by Buyer and the Trust. Real property taxes and utilities shall be prorated as of the Closing Date based on the prior year's tax bill and the most recent utility bills, respectively.

              8.  COVENANTS OF BUYER.

              8.1 ACCESS FOR SELLERS. For seven years after the Closing Date, Buyer shall make available to each Seller and the representatives of such Seller for inspection and copying such records pertaining to the Business as may reasonably be requested by such Seller in connection with its rights or obligations as the former owner of any of the Transferred Assets. Buyer's obligations under this Section 8.1 are subject to its right to conduct its operations with minimal disturbance and to reimbursement by Sellers for the reasonable costs incurred in carrying out its obligations under this Section 8.1.

              8.2 CONDUCT PRIOR TO THE CLOSING. From the date hereof until the Closing Date, Buyer will use its best efforts to cause the conditions set forth in Section 10 to be satisfied on or prior to the Closing Date.

              9. CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer under this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless such conditions are waived by Buyer:

              9.1 REPRESENTATIONS AND WARRANTIES TRUE ON CLOSING DATE. The Sellers' representations and warranties made in this Agreement shall be true in all material respects as of the Closing Date as though such representations and warranties were made as of the Closing Date.

              9.2 COMPLIANCE WITH AGREEMENT. The Sellers shall have performed and complied in all material respects with all of its obligations under this Agreement that are to be performed or complied with by them prior to or on the Closing Date, and the Sellers shall not otherwise be in default in any material respect under any of the provisions of this Agreement.

              9.3 NO LITIGATION. No litigation, proceeding or investigation shall be pending or threatened which, if sustained, would enjoin or prevent the consummation of the transactions contemplated by this Agreement or materially and adversely affect Buyer's right to carry on the Business as currently conducted.

              9.4 THIRD-PARTY CONSENTS AND APPROVALS. The Sellers shall have obtained all third-party consents and approvals, if any, required to permit the transactions contemplated by this

Agreement, including without limitation, a customary form of Landlord Consent and Estoppel Certificate from each lessor of the Leased Real Property.

              9.5 NO MATERIAL ADVERSE EFFECT. There shall not have occurred any event or casualty that materially adversely affects the value of the Transferred Assets to Buyer or Buyer's ability to operate the Business in substantially the same manner as presently operated by the Corporate Sellers.

              9.6 TITLE. The Sellers shall have delivered to Buyer the pro forma policy of title insurance required by Section 7.8 hereof showing Buyer as the owner of the California Real Property and the Title Company shall have provided Buyer with confirmation that it is prepared to issue the Title Policy in the form of such pro forma policy.

              9.7 LIEN RELEASES. The Sellers shall have provided Buyer with evidence in form and substance reasonably satisfactory to Buyer of the release of the Transferred Assets from all financing statements, liens and statements of assignments (including any leasehold interests of Related Parties and any liens related to bank loan agreements), other than those which are solely related to the Assumed Liabilities.

              9.8 CERTIFICATE OF FULFILLMENT OF CONDITIONS. Each Corporate Seller shall have delivered to Buyer (a) a certificate, dated as of the Closing Date and signed by its President, stating that the conditions set forth in Sections 9.1, 9.2, 9.4 and 9.5 have been fulfilled and (b) copies of resolutions adopted by its board of directors and stockholder(s), certified by its Secretary or one of its Assistant Secretaries, approving its execution and delivery of this Agreement and the performance by it of its obligations under this Agreement..

              9.9 LEGAL OPINION. Buyer shall have received from counsel to the Sellers an opinion in the form of EXHIBIT D attached hereto, addressed to Buyer and dated as of the Closing Date.

              9.10 COMPLETION OF DUE DILIGENCE. Buyer shall be satisfied, in its sole reasonable discretion, with the results of its due diligence investigation.

              9.11 EMPLOYMENT AGREEMENTS. Buyer shall have entered into employment agreements with Raul Umali and Tanya Price on terms satisfactory to Buyer.

              9.12 HSR WAITING PERIOD. The applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules thereunder shall have expired and there shall not be in effect any preliminary or permanent injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated hereby not be consummated.

              9.13 ESCROW AGREEMENT. Buyer shall have received from the Escrow Agent a counterpart of the Escrow Agreement, duly executed by the Escrow Agent, in the form of EXHIBIT B attached hereto.

              10. CONDITIONS TO OBLIGATIONS OF SELLERS. The obligations of the Sellers under this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless such conditions are waived by
Sellers:

              10.1 REPRESENTATIONS AND WARRANTIES TRUE ON CLOSING DATE. Buyer's representations and warranties made in this Agreement shall be true in all material respects as of the Closing Date as though such representations and warranties were made as of the Closing Date.

              10.2 COMPLIANCE WITH AGREEMENT. Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement that are to be performed or complied with by it prior to or on the Closing Date, and Buyer shall not otherwise be in default in any material respect under any of the provisions of this Agreement.

              10.3 NO LITIGATION. No litigation, proceeding or investigation shall be pending or threatened which, if sustained, would enjoin or prevent the consummation of the transactions contemplated by this Agreement.

              10.4 CERTIFICATE OF FULFILLMENT OF CONDITIONS. Buyer shall have delivered to the Sellers a certificate, dated as of the Closing Date and signed by its President, stating that the conditions set forth in Sections 10.1 and
10.2 have been fulfilled.

              10.5 HSR WAITING PERIOD. The applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules thereunder shall have expired and there shall not be in effect any preliminary or permanent injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated hereby not be consummated.

              10.6 ESCROW AGREEMENT. The Sellers shall have received from the Escrow Agent a counterpart of the Escrow Agreement, duly executed by the Escrow Agent, in the form of EXHIBIT B attached hereto.

              11.  CLOSING; CLOSING DATE.

              11.1 DATE AND TIME. The closing of purchase and sale contemplated by this Agreement (the "Closing") will take place at Cleveland, Ohio as soon as practicable after the satisfaction of the conditions set forth in Sections 9.12 and 10.5 hereof (relating to expiration of HSR waiting period) or such other place and time as may be agreed to by Sellers and Buyer. The date of the Closing is herein referred to as the "Closing Date." The Closing will be effective as of 2:00 p.m. E.S.T. on the Closing Date.

              11.2 PROCEDURES. If all of the conditions specified in Article 9 have been fulfilled or are waived in writing by Buyer and all of the conditions specified in Article 10 have been fulfilled or are waived in writing by Sellers, on or by the Closing Date, then, on the Closing Date, the Closing shall be effected by the following actions:

                      (a)    SELLERS' DELIVERIES. The Sellers shall deliver to
                      Buyer:

                               (i) a duly executed general assignment and bill
                      of sale of the Transferred Assets in the form attached hereto as EXHIBIT A;

                               (ii) duly executed separate assignments or other
                      appropriate instruments of transfer (including titles and original registrations for all titled property) of any of the Transferred Assets not appropriately transferred by the general assignment and bill of sale referred to in this Section 11.2;

                               (iii) a counterpart of the Escrow Agreement, duly
                      executed by each Seller, in the form attached hereto as EXHIBIT B;

                               (iv) a counterpart of the manufacturing agreement
                      to be entered into between Buyer and Lifegard, duly executed by Lifegard, in the form attached hereto as EXHIBIT C ("Manufacturing Agreement"); and

                               (v) and any other documents and instruments
                      reasonably requested by Buyer to effectuate the intents and purposes of this Agreement;

                      (b)  BUYER DELIVERIES. Buyer shall deliver to the Sellers:

                              (i) a counterpart of the Escrow Agreement, duly
                      executed by Buyer, in the form attached hereto as EXHIBIT B; and

                              (ii) a counterpart of the Manufacturing
                      Agreement, duly executed by Buyer, in the form attached hereto as EXHIBIT C;

                      (c) WIRE TRANSFER AND ESCROW DEPOSIT. Buyer shall make the wire transfer required by Section 3.1(b) hereof and the Escrow Deposit required by 3.1(c) hereof; and

                      (d) RECORDING. The parties shall cause the Title Company
              to file the Grant Deeds for recordation with the office of the recorder of Los Angeles County, California.

              11.3 POSSESSION. Possession of all of the Transferred Assets will be delivered to Buyer on the Closing Date and the assignment to Buyer of the Transferred Contracts, will be effective as between Sellers and Buyer on and as of the Closing Date.


              12.  COVENANTS NOT-TO-COMPETE; CONFIDENTIAL INFORMATION.

                      (a) During the five (5) year period following the Closing
              Date, no Seller will, directly or indirectly with or through another individual or organization, whether as a stockholder (other than as the holder of less than 1% of the outstanding shares of a publicly held company), partner, member, director, officer, employee, agent, or consultant, or in any other capacity:
              (i) compete with Buyer or its affiliates either (A) in the design, installation, provision, sale, or distribution of products or services that are the same or similar to products or services now or heretofore provided, sold, designed, manufactured, assembled or distributed by any Seller, or (B) in serving previous or existing customers of the Business; or (ii) solicit for employment, consulting or other relationship involving the provision of services, any employee of Buyer or any affiliate of Buyer. Notwithstanding the foregoing, the Corporate Sellers shall be free to dispose of any Excluded Assets in any manner and on any terms deemed acceptable to Sellers. At all times following the Closing Date, each Seller agrees to keep confidential and not to disclose to others confidential, proprietary or secret information relating to the Business, including, but not limited to, information regarding customers or potential customers of the Business; vendors and suppliers of the Business; pricing structure and profit margins; employees and payroll policies of the Business; computer systems of the Business; and other proprietary, confidential or secret information relating to the Business, products, activities or operating aspects (hereafter "Confidential Information"). Each Seller shall use all reasonable care to protect, and prevent unauthorized disclosure of, any Confidential Information unless such information is now or becomes generally known or available to the public without any violation of this Agreement or is required to be disclosed by applicable law or by court or governmental order;

                      (b) Each Seller acknowledges that a breach of its
              obligations under this Section 12 would result in irreparable injury to Buyer for which damages would not be an adequate remedy and consents to the issuance of injunctive relief in the event of a breach of its or his obligations under this Section 12, in addition to any other remedies to which Buyer may be entitled by law;

                      (c) Any provision of the foregoing covenant that is
              prohibited or unenforceable, including without limitation, as to time, geographic area, or scope of activity, shall be void to the extent of that prohibition or unenforceability only; and the remaining provisions, including the remainder of any provision found only partially invalid or unenforceable, shall continue to be in full force and effect and shall not be affected by such invalidity or unenforceability; and

                      (d) Each Seller acknowledges that (i) its Covenant
              Not-To-Compete is a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby and (ii) it has benefited from the Agreement and will benefit from the transactions contemplated hereby and (iii) such benefits are adequate consideration to support its or his Covenant Not-To-Compete.

              13. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Notwithstanding any investigation or inquiry made by or on behalf of Buyer or any Seller, each party shall be entitled to rely on the representations, warranties and covenants set forth herein or given in any other agreement executed and delivered on the Closing Date. The representations, warranties, and covenants that are contained in this Agreement or given on the Closing Date will survive any investigation and inquiry made by or on behalf of Buyer or any Seller, as the case may be.

              14.  INDEMNIFICATION.

              14.1 BY THE SELLERS. The Sellers agree, jointly and severally, to hold harmless, indemnify and defend Buyer and each of Buyer's legal representatives, successors and assigns (the "Indemnified Buyers") from and against any loss, cost, liability, or expense (including without limitation, costs and expenses of litigation and, to the extent permitted by law, reasonable attorneys' fees)("Losses," each a "Loss") incurred by any of them by reason of
(a) the breach of any of the representations or warranties, or the breach of any of the covenants or agreements of any Seller contained in this Agreement, the Equipment Purchase Agreement, the Manufacturing Agreement or any other instrument, agreement or document executed or delivered by any Seller pursuant to this Agreement; (b) the breach by any Seller, on or before the Closing Date, of any agreements with third parties; (c) the assertion against any of the Indemnified Buyers of any Excluded Liability or any liability based on or arising from any Excluded Liability, including but not limited to any liability in excess of the amounts accrued on the Closing Date Balance Sheet (including but not limited to claims relating to asbestos-containing products), any liabilities or obligations arising under Federal, state or local environmental laws and tax laws (including without limitation, any tax liability arising in connection with the operation of the Business in the State of Georgia), and any liabilities or obligations resulting from or relating to employees or former employees or representatives of any Corporate Seller; (d) any claim made or asserted against any of the Indemnified Buyers under any bulk transfer or bulk sales law, or other principle of successor liability, by any person having a claim against any Seller, whether such claim is liquidated or unliquidated, contingent or disputed; or (e) any actual or threatened claim, suit, action or proceeding arising out of or resulting from the conduct of the Business prior to the Closing Date.

              14.2 BY BUYER. Buyer agrees to hold harmless, indemnify and defend each Seller and its heirs, legal representatives, successors and assigns against any Loss incurred by such Seller by reason of (a) the breach of any of the representations or warranties, or the breach of any of the respective covenants or agreements of Buyer contained in this Agreement, the Equipment Purchase Agreement, the Manufacturing Agreement or any other instrument, agreement or document executed or delivered by Buyer pursuant to this Agreement, (b) the failure of Buyer to pay, perform and discharge when due the Assumed Liabilities or (c) any actual or threatened claim, suit, action or proceeding arising out of or resulting from the conduct of the Business by Buyer after the Closing Date, except, in any of the foregoing cases under (a), (b) or (c) above, to the extent such Loss is attributable to facts giving rise to an obligation by the Sellers to indemnify the Indemnified Buyers pursuant to Section 14.1 hereof.

              14.3 DEFENSE OF THIRD-PARTY CLAIMS.

                      (a) Within fifteen (15) business days after receipt of
              notice of commencement of any action or claim by any third-party (including any governmental authority) before any court or other governmental authority of competent jurisdiction (but in any event at least 10 business days preceding the date on which an answer or other pleading must be served in order to prevent a judgment by default in favor of the third-party claimant), each party entitled to indemnification hereunder (the "Indemnified Party") in respect of such third-party claim shall give each party obligated to provide such indemnification hereunder (the "Indemnifying Party") written notice thereof, together with a copy of such claim, process or other legal pleading. Upon receipt of such notice, the Indemnifying Party shall promptly notify the Indemnified Party as to whether it intends to exercise its right to undertake the defense of such claim by representatives of its own choosing who are reasonably acceptable to the Indemnified Party. Notwithstanding the Indemnifying Party's undertaking of such defense, the Indemnified Party shall have the right, at its own expense, to engage its own counsel and participate in the defense of such claim, and no settlement or compromise of such claim shall be made without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. In connection with any defense undertaken by the Indemnifying Party in accordance with this Section 14.3(a), the Indemnified Party will cooperate with all reasonable requests of the Indemnifying Party and will be reimbursed all its out-of-pocket expenses, other than its attorneys' fees.

                      (b) If the Indemnifying Party by the fifteenth (15th)
              business day after receipt of notice of commencement of any such claim (or such earlier date which is five (5) days before the date on which the answer or other responsive pleading must be filed in order to prevent judgment by default in favor of the third-party claimant), does not elect to undertake the defense of such claim, the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnifying Party and will be reimbursed by the Indemnifying Party for all of its out-of-pocket expenses, including its reasonable attorneys' fees, as incurred; provided, however, that if the Indemnifying Party has delivered written notice to the Indemnified Party acknowledging its obligation to indemnify the Indemnified Party for any and all Losses suffered by the Indemnified Party by reason of such claim, then, notwithstanding its failure to undertake the defense of such claim, the Indemnifying Party shall be entitled to be kept reasonably informed by the Indemnified Party of the progress of such claim (including at least ten (10) days prior written notice of any compromise or settlement) and shall have the right, upon delivery of written notice to the Indemnified Party prior to the expiration of such ten-day period, to reasonably reject any compromise and settlement and assume the defense of such claim in accordance with the provisions of subsection (a) of this Section 14.3, subject to its obligation to indemnify the Indemnified Party for all out-of-pocket expenses, including reasonable attorneys' fees, incurred by the Indemnified Party to such date in defense of such claim.

              14.4 PAYMENT OF INDEMNIFIED BUYERS' LOSSES FROM ESCROW.

                      (a) Buyer shall have the right at any time to deliver to
              the Escrow Agent a written claim specifying an amount payable to Buyer by the Sellers pursuant to Article 14 of this Agreement (an "Indemnification Notice"). The Indemnification Notice must set forth in reasonable detail the nature of the claim for Loss (as defined in Section 14.1 of this Agreement) incurred, or which Buyer reasonably and in good faith believe may be incurred, and provide reasonable backup, if any, for such claim. Upon receipt of any Indemnification Notice from Buyer, the Escrow Agent shall promptly deliver a copy of such Indemnification Notice to the Sellers in accordance with the Escrow Agreement. The Sellers may deliver a notice in writing (a "Dispute Notice") to the Escrow Agent within ten (10) business days after their receipt (as provided in Section 3.1(a) of the Escrow Agreement) of the Indemnification Notice, which Dispute Notice shall set forth the Sellers' specific objections to each disputed claim, the reasons therefor and the amount, if any, of the claimed Loss that the Sellers acknowledge to be appropriate. Upon receipt of any Dispute Notice from the Sellers, the Escrow Agent shall promptly deliver a copy of such Dispute Notice to Buyer.

                      (b) If no Dispute Notice is timely delivered to the Escrow
              Agent in accordance with this Section, the Escrow Agent shall promptly distribute to Buyer funds from the Escrow Deposit equal to the amount of the Loss stated in the Indemnification Notice.

                      (c) If a Dispute Notice is timely delivered to the Escrow
              Agent in accordance with this Section, the parties shall cooperate in good faith to resolve the dispute and the Escrow Agent shall take no action on the claim until it has been resolved by mutual agreement of the parties or a court of competent jurisdiction or other authority mutually acceptable to Buyer and the Sellers. Any portion of the Escrow Deposit determined to be owing to Buyer in respect of such claim shall be promptly distributed by the Escrow Agent to Buyer.

                      (d) Distributions to the Corporate Sellers by The Escrow
              Agent shall be as provided in the Escrow Agreement.

              15. TERMINATION. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated at any time prior to the
Closing:

                      (a) By Buyer, upon delivery of written notice to the Sellers, if any of the conditions set forth in Section 9 hereof have not been fulfilled by August 31, 1998 or have become incapable of fulfillment on or before such date; or

                      (b) By Sellers, upon delivery of written notice to Buyer, if any of the conditions set forth in Section 10 hereof have not been fulfilled by August 31, 1998 or have become incapable of fulfillment on or before such date.

In the event of any such termination, this Agreement will become void and of no further force and effect and no party hereto will have any liability to any other party hereunder, except with respect to liabilities and obligations that expressly survive the termination of this Agreement and the Bust-Up Fee and other remedies provided for in Section 7.1(c) hereof.

              16. EXPENSES. Whether or not the transactions contemplated hereby are consummated, each of the parties hereto will pay, except as otherwise provided herein, its respective expenses, income and other taxes, and costs (including without limitation, the fees, disbursements, and expenses of its attorneys, accountants, and consultants) incurred by it in negotiating, preparing, closing, and carrying out this Agreement and the transactions contemplated by this Agreement.

              17. NOTICES. Notices hereunder will be effective when they are sent by facsimile, with confirmation of receipt; one day after they are deposited with an overnight courier; and three business days after they are deposited in the official mails, postage prepaid, and, in each case, addressed:

                      (a)      In the case of  Buyer, to:

                               Stuart D. Neidus
                               Executive Vice President
                               Essef Corporation
                               220 Park Drive
                               Chardon, Ohio 44024
                               Fax No.: (216) 286-2206

                               and

                               Douglas Brittelle
                               President
                               Rainbow Acquisition Corp.
                               1620 Hawkins Avenue
                               Sanford, North Carolina 27330-9538
                               Fax No.: (919) 774-4841

                               With a copy to:

                               Mary Ann Jorgenson, Esq.
                               Squire, Sanders & Dempsey L.L.P.
                               4900 Key Tower, 127 Public Square
                               Cleveland, Ohio 44114-1304
                               Fax No.: (216) 479-8776

                      (b)      In the case of the Sellers to:

                               Jerry Lazarus
                               27064 Esward Drive
                               Calabasas Hills, California 91301
                               Fax No.: (818) 707-9454

                               With a copy to:

                               Lynard C. Hinojosa, Esq.
                               Hinojosa and Khougaz
                               11111 Santa Monica Blvd., Ste. 1000
                               Los Angeles, California 90025
                               Fax No.: (310) 473-0906

All notices delivered hereunder shall be marked "PERSONAL AND CONFIDENTIAL." Any party may change the address to which notices are to be addressed by giving the other parties notice in the manner herein set forth.

              18. PUBLIC ANNOUNCEMENTS AND RELEASES. No party to this Agreement will make or cause to be made any public announcement or release concerning this Agreement or the transactions contemplated hereby without consultation with the other parties to this Agreement, except that Essef Corporation may make such filings under the rules and regulations of the Securities and Exchange Commission and NASDAQ or other applicable stock exchange rules as may, on advice of counsel, be required and the parties may make such filings and disclosures as may be necessary to comply with their obligations under Section 5 hereof.

              19. GOVERNING LAW; VENUE. The validity, interpretation, and performance of this Agreement will be determined in accordance with the laws of the State of Ohio. Any action arising under this Agreement shall be venued in Cleveland, Ohio.

              20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute but one and the same instrument.

              21. HEADINGS. The headings, subheadings, and captions in this Agreement are for reference purposes only and are not intended to affect the meaning or interpretation of this Agreement.

              22. SCHEDULES AND ATTACHMENTS. The schedules to be attached and other attachments hereto and the other documents delivered in connection herewith are a part of this Agreement.

              23. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto with respect to its subject matter and supersedes all negotiations, prior discussions, agreements, arrangements, and understandings, written or oral, relating to the subject matter of this Agreement.

              24. SUCCESSORS AND ASSIGNS. This Agreement will be binding upon the Sellers and Buyer and their respective successors and assigns. Notwithstanding the immediately preceding sentence, no Seller may assign its rights and delegate its duties under this Agreement without the prior written consent of Buyer. Buyer may assign its rights and delegate its duties, to any of its subsidiaries or affiliated companies.

              25. SEVERABILITY. If any provision of this Agreement is held to be unenforceable, invalid, or void to any extent for any reason, that provision shall remain in force and effect to the maximum extent allowable, if any, and the enforceability and validity of the remaining provisions of this Agreement shall not be affected thereby.

              26. FEES OF PREVAILING PARTY. If there is a dispute under this Agreement, the prevailing party shall be entitled to recover from the losing party all reasonable attorneys' fees and costs incurred by it in the resolution of such dispute.

              IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                       RAINBOW ACQUISITION CORP.

                                       By: /s/ Douglas J. Brittelle
                                          --------------------------------
                                          Name:  Douglas J. Brittelle
                                          Title: Executive Vice President-Essef

                                       PRICE PRESBY COMPANIES, INC.

                                       By: /s/ Judith Price
                                          --------------------------------
                                          Name:  Judith Price
                                          Title: Sec.

                                       RAINBOW MOLDING, INC.

                                       By: /s/ Judith Price
                                          --------------------------------
                                          Name:  Judith Price
                                          Title: Sec.


                                       RAINBOW LIFEGARD PRODUCTS, INC.

                                       By: /s/ Judith Price
                                          --------------------------------
                                          Name:   Judith Price
                                          Title:  Sec.

                                       KENCAR, INC.

                                       By: /s/ Judith Price
                                          --------------------------------
                                          Name:  Judith Price
                                          Title: Sec.

                                       PRICE FAMILY TRUST UAD 11697

                                       By: /s/ Jerry Lazarus
                                          --------------------------------
                                          Name:  Jerry Lazarus
                                          Title: Trustee

              The undersigned hereby certify that they are the sole beneficiaries of the Trust. In consideration of the payments provided for and the covenants herein contained, the undersigned agree to be bound by the provisions of this Agreement and to support the obligations of the Trust hereunder.

                                          JUDITH PRICE

                                          /s/ Judith Price
                                          --------------------------------



                                          TANYA PRICE


                                          /s/ Tanya Price
                                          --------------------------------



                                          SHAUNA PRICE FORSUM

                                          /s/ Shauna Price Forsum
                                          --------------------------------

                             LIST OF SCHEDULES TO
                           ASSET PURCHASE AGREEMENT


1.1(a) -- Fixed Assets, Machinery & Equipment
1.1(c) -- Contracts
1.1(i) -- California Real Property
1.2(g) -- Other Excluded Assets
3.1(1) -- Preliminary NOA
3.1(2) -- Estimated NOA
4.4  --   Financial Statements
4.8  --   Tax Matters
4.9  --   Liens
4.10 --   Intellectual Property
4.11 --   Contracts
4.12 --   Consignments
4.13 --   Permits and Licenses
4.14 --   Litigation
4.15 --   Environmental
4.16 --   Customers, Suppliers and Sales Reps.
4.17 --   Insurance
4.18 --   Employee Benefit Plans
4.19 --   Employees and Employee Claims
4.20 --   Products
4.22 --   Real Property